CAMELOT ENTERTAINMENT GROUP, INC.

CODE OF BUSINESS CONDUCT

February 2, 2007

2020 MAIN STREET, SUITE 990
IRVINE, CA 92614

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TABLE OF CONTENTS

1. Introduction

2. Compliance with Laws, Rules and Camelot’s policies

A. Discrimination and Harassment
B. Use of Copyrighted Material
C. Buying and Selling Camelot Stock
D. Confidentiality of Camelot. and Third Party Information
E. Competition and Fair Dealing
F. Workplace Health and Safety
G. Public Communications

3. Conflicts of Interest

4. Disclosure and Financial Integrity

5. Use of Camelot Assets

6. Recordkeeping

7. Compliance and Consequences

8. Conclusion

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1. Introduction

This Code of Business Conduct sets forth some of the basic ethical and legal parameters under which Camelot Entertainment Group, Inc. (“Camelot”) operates. The purpose of the Code is to promote ethical conduct and to deter wrongdoing. The Code applies to each of our employees, officers, members of the Board of Directors, and, as appropriate, certain consultants and agents. Each person to whom this Code applies should acknowledge that he or she has read and understands the Code. Camelot expects you to exercise good judgment to uphold these standards in your day-to-day activities, and to comply with all applicable policies and procedures in the course of your relationship with Camelot.

The Code does not cover every issue that may arise, but it provides general guidelines for exercising good judgment. You should refer to Camelot's other internal policies and procedures, including those found on Camelot's internal website such as the Camelot Employee Handbook, for implementing the general principles set forth below. If you have any questions concerning the Code or if you are unsure about the appropriateness of an event or action, you may contact the Human Resources Department or the General Counsel's Office.

Camelot’s principal policies for doing business are founded upon five basic general standards:

• Camelot expects you to maintain the highest standards of business conduct.

• Camelot expects you to be totally honest and ethical in all Camelot. business dealings. Camelot considers honest conduct to be conduct that is free from fraud or deception and is characterized by integrity. Camelot considers ethical conduct to be conduct that conforms to accepted professional standards of conduct.

• Camelot expects you to avoid situations where a conflict of interest might occur or appear to occur.

• Camelot expects you to respect the confidentiality of Camelot information and the confidential information of third parties, including our customers and our vendors.

• Camelot expects you to conduct business in accordance with all applicable laws and rules, and in such a way as to attain the highest standards of corporate citizenship, and expects the same of those with whom we do business.

Part of your job and ethical responsibility is to help enforce these ethics guidelines. You should be alert to possible and actual violations and report them as described in Section 7 below. Section 7 also provides more information regarding the consequences that may occur as a result of noncompliance with these core guidelines.

2. Compliance with Laws, Rules and Camelot Entertainment Group, Inc. Policies

You must comply with all applicable governmental laws, rules and regulations, as well as applicable Camelot policies and procedures. Part of this responsibility is to acquire appropriate knowledge of the legal requirements relating to your duties sufficient to enable you to recognize potential problems and to seek advice from legal counsel where appropriate. Violations of applicable governmental laws, rules and regulations may subject you to individual criminal or civil liability, as well as to discipline by Camelot. Such individual violations may also subject Camelot to civil or criminal liability or the loss of business.

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The following are examples of specific areas in which you are required to comply with applicable law, as well as Camelot policies.

A. Discrimination and Harassment

Camelot encourages a creative, culturally diverse and supportive work environment, and will not tolerate discrimination or harassment. Camelot’s policies regarding discrimination and harassment, as well as procedures for reporting violations of such policies, are found in the Camelot Employee Handbook.

D.	Use of Intellectual Property

Unauthorized use of intellectual property, including copyrighted computer software, artistic works or any other proprietary works protected under state or federal intellectual property laws, violates the law and is contrary to Camelot’s standards of conduct. Camelot will not tolerate the unauthorized use of proprietary works and requires its employees, temporary agency employees, and contractors to comply with the law and all license or purchase terms regulating the use of any software and other proprietary works we acquire or use.

Before a Camelot employee, temporary agency employee, or contractor uses any third-party intellectual property, they should confirm that the use is permissible under intellectual property laws. It is against Camelot policy for any Camelot employee, temporary agency employee, or contractor to copy, digitize, modify, translate, broadcast, perform, or distribute any part of a copyrighted work, or to use Camelot facilities or equipment to do any of the foregoing, in a manner that is contrary to state and federal intellectual property laws. Any questions regarding whether the intended use of third-party intellectual property conforms to intellectual property laws should be directed to the General Counsel’s Office.

D.	Buying and Selling Camelot Entertainment Group, Inc. Stock

Obligations under the U.S. securities laws apply to everyone. In the normal course of business, you may come into possession of significant, sensitive information. This information is the property of Camelot and you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf.

We strongly urge you to read the Insider Trading Policy, found in the Camelot Employee Handbook, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for insider trading violations, which may include termination of employment. Any questions about buying or selling Camelot stock should be directed to the Insider Trading Compliance Officer named in the Insider Trading Policy.

D. Confidentiality of Camelot Entertainment Group, Inc. and Third Party Information

Camelot’s business centers on researching, creating, developing, producing, marketing and distributing creative properties which utilize many different technologies, including some that may be proprietary to Camelot. Consequently, it is critical for Camelot to preserve and protect its proprietary information and intellectual property. Our continued success and growth depends on our ability to preserve the confidentiality of our proprietary and trade secret information, as well as that of others in our possession. It is therefore very important that you comply with any obligations that you may have to prior employers not to disclose to Camelot or other third parties any confidential, trade secret or proprietary information of any prior employer.

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Camelot requires all new employees to sign an "Employee Confidentiality and Proprietary Rights Agreement" prior to commencing employment at Camelot as a condition to employment. It is important to comply with all of your obligations under that agreement. Camelot considers the Agreement to be essential to the protection of its business, as well as to the employment, advancement, and opportunities of its employees. Camelot's other policies regarding confidentiality are found in the Camelot Employee Handbook.

E. Competition and Fair Dealing

You should endeavor to respect the rights of, and deal fairly with, Camelot's customers, suppliers and competitors. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice, including misappropriation of the proprietary or trade secret information of others.

F. Workplace Health and Safety

Camelot strives to provide a safe and healthy work environment. Our policies regarding security, health and safety, and drug and alcohol abuse are found in the Camelot Employee Handbook.

G. Public Communications

Camelot has specific policies regarding who can communicate information to the press, the financial analyst community and others who are not employees or members of the Board of Directors. For more information, see the Corporate Communications Policy Statement in the Camelot Employee Handbook.

3. Conflicts of Interest

Conflicts of interest can compromise our business ethics. A conflict of interest exists where the interests or benefits of one person or entity conflict, or may appear to conflict, with the interests or benefits of Camelot. Common areas where conflicts of interest may occur are described below. Although these focus on your activities, you should also carefully examine activities of your family members, household members and other third parties in significant relationships with you for any circumstances that may give rise to a conflict of interest, impropriety, or ethical or legal risks, whether real or perceived, for Camelot or you (examples of significant relationships include domestic partners, dating relationships, and business partnerships outside of Camelot).
Some examples of potential conflicts of interest for our employees include:
• Outside employment;
• Working on certain outside projects or inventions;

• Making investments or conducting business with a customer, supplier, developer or competitor of Camelot;

• Family or related party transactions; and

• Receiving certain payments or gifts from others.

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In addition, you must not exploit for your own personal gain any business opportunities that are discovered through the use of Camelot property, information, or your position at Camelot unless the opportunity is disclosed fully in writing to Camelot's Board of Directors and the Board of Directors declines to pursue the opportunity.

The examples above do not list all possible conflicts, but do illustrate some of the conflicts of interest you must avoid. Ultimately, it is the responsibility of each individual to avoid any situation that would even appear to be a conflict of interest or to be improper. We encourage you to discuss any potential conflicts of interest with the General Counsel.

Camelot requires that you disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the General Counsel, and that the Audit Committee give prior approval before you enter into any material financial transaction or relationship that may give rise to an actual or potential conflict of interest.

4. Disclosure and Financial Integrity.

Camelot’s policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications. Camelot has established disclosure controls and procedures to ensure that information we are required to disclose in certain reports that we file or submit to the SEC is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. In addition, Camelot has established internal accounting controls for financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles. These internal controls require Camelot to:

• Maintain records that, in reasonable detail, accurately and fairly reflect Camelot's transactions and dispositions of assets;
• Properly record Camelot's transactions to permit the preparation of our financial statements in accordance with generally accepted accounting principles, and make receipts and expenditures only in accordance with authorizations of Camelot's management and Board of Directors; and
• Prevent or detect in a timely manner the unauthorized acquisition, use or disposition of Camelot's assets that could have a material effect on our financial statements.

While these requirements are especially applicable to the CEO, CFO and members of the Finance Department, you are each responsible for complying with Camelot's disclosure controls and procedures and internal controls for financial reporting. If you have any questions concerning Camelot's disclosure controls and procedures and internal accounting controls, you may contact the Finance Department or the General Counsel's Office. If you have concerns regarding accounting or auditing matters that you believe to be questionable, you may submit your concerns (confidentially and anonymously, if you wish) by following the instructions on the "Report a Concern" page of the Camelot internal website.

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5. Use of Camelot Assets

You are responsible for the proper use of Camelot assets and must safeguard such assets against loss, damage, misuse or theft. Any suspected incident of fraud or theft should be immediately reported for investigation. Camelot equipment should not be used for non-company business, though incidental personal use may be permitted.

Camelot equipment, networks, mail and electronic systems are provided for use in conducting Camelot business, so there should be no expectation of privacy in files, voicemail, e-mail or Internet use. For more information, refer to the Camelot Employee Handbook.

6. Recordkeeping

Records are a vital part of maintaining a high level of ethical business transactions. Camelot records must be maintained and disposed of properly, in accord with established procedures and Camelot policies. All business and accounting transactions must be fully and accurately described in Camelot’s formal records, and payments on Camelot's behalf should never be made other than as described in the records. At Camelot, there is never any reason for false or misleading entries, and there is no place for undisclosed or unrecorded funds, payments, or receipts.

Camelot is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with these guidelines can be severe for Camelot and for you. If you have any questions about Camelot's recordkeeping policy, you should contact the General Counsel's Office.

All Camelot bank accounts must be approved and established by Camelot 's Vice President of Finance, CFO or CEO. All payments must be made by recorded and traceable methods: checks (correctly dated), bank drafts, or bank transfers. No payments shall be made in cash, except petty cash reimbursements.

7. Compliance and Consequences

Part of your job and ethical responsibility is to help enforce this Code. You should be alert to possible violations and report possible violations to the Human Resources Department or the General Counsel's Office. You must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Camelot policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Actual violations of law, this Code, or other Camelot policies or procedures must be promptly reported to the General Counsel.

Camelot will take appropriate action if your actions are found to violate the Code or any other policy of Camelot. Disciplinary actions may include immediate termination of employment or relationship at Camelot's sole discretion. Determinations of the type of disciplinary action to be taken will be made by Camelot's management or, in the case of a member of the Board of Directors, CEO, CFO, or members of the Finance Department, by the Audit Committee. Where Camelot has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, Camelot will cooperate fully with the appropriate authorities.

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8. Conclusion

Camelot is committed to continuously reviewing and updating its policies and procedures. We reserve the right to change, amend, or supplement any of the above at any time. Additional information on specific Camelot policies for implementing the above practices is available to Camelot employees on the internal Camelot Entertainment Group, Inc. web site.

Waivers of the Code for employees must be approved in writing by the General Counsel. Pursuant to SEC and NASDAQ rules, the amendment of certain provisions of this Code, or the waiver of certain provisions of this Code for certain officers and members of the Board of Directors, must be approved in writing by Camelot's Board of Directors and promptly disclosed to the public pursuant to applicable laws and regulations.

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